FOR IMMEDIATE RELEASE

CONTACT:  Stacie Byars, Investor Relations, NeoPath, Inc.
          www.neopath.com, (425) 556-3050


       NEOPATH REPORTS FOURTH QUARTER 1998 RESULTS AND
                CLOSES FINANCING TRANSACTION

REDMOND, WASHINGTON, February 10, 1999 -- NeoPath, Inc. (NASDAQ: NPTH) today reported financial results for the fourth quarter and year ended December 31, 1998; in addition, the Company reported the completion of a $14.5 million private equity transaction among current shareholders.

NeoPath's fourth quarter revenues totaled $2.3 million, 65 percent of which resulted from AutoPap fee-per-use contracts. Fee-per-use revenues in the fourth quarter of 1998 increased more than 50 percent from the immediately preceding quarter and from the prior year's fourth quarter. The remaining quarterly revenues were primarily from the sale of two AutoPap Primary Screening Systems to domestic customers under previously offered sales terms. Total revenues in the quarter decreased from the fourth quarter of 1997 as a result of fewer units placed under sales contracts. The increase in fee-per-use revenues is consistent with NeoPath's strategic focus to place AutoPap Systems primarily under multi-year fee-per-use contracts.

"The fourth quarter of 1998 represents the first reporting period following the announcement of our national agreement with SmithKline Beecham Clinical Laboratories," said Dr. Alan C. Nelson, President and Chief Executive Officer of NeoPath. "We are pleased to report that as of December 31, 1998 we have delivered more than 70 AutoPap Primary Screening Systems to SmithKline Beecham. More than half of these were new systems delivered during the fourth quarter of 1998 which, combined with the upgrade of previously placed AutoPap QC Systems and more favorable per-slide pricing to NeoPath, generated a significant increase in our core AutoPap fee-per-use revenues as compared to prior periods."

NeoPath reported revenues of $12.1 million for the year ended December 31, 1998, which is 12 percent higher than revenues of $10.8 million reported in 1997. It is noteworthy that 1998 revenues were primarily from U.S. customers, whereas half of 1997 revenues were from foreign customers. The Company continues to actively pursue increased U.S. market share and expects that future revenues will be primarily from domestic fee-per-use product placements, except for potential AutoPap sales under NeoPath's national pricing agreement with Kaiser Permanente and international AutoPap sales.

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NeoPath's gross margin was 51 percent in the fourth  quarter of  1998,  compared to a gross margin of 38 percent  in  the
third   quarter  of  1998.   The  gross  margin   percentage
increased in the fourth quarter due to improved average per-slide pricing on fee-per-use contracts as well as increased average slides processed per System as customers adopted the AutoPap Primary Screening System. Primary screening systems are expected to process a greater number of slides, on average, than the prior installed base of AutoPap QC Systems.

Total expenses in the fourth quarter included a $3.1 million non-cash write-off of intangible assets related to the Pathfinder System product line. Pathfinder product sales amounted to only 3 percent of total revenues in 1998, with no overall contribution to profit. The Company followed required accounting practices and wrote off the entire remaining balance of Pathfinder intangible assets. This one-time expense represented $0.21 of the total net loss per share in 1998.

Total ongoing operating expenses in the fourth quarter were $6.2 million, which represents a decrease of $700,000 from the fourth quarter of 1997. Operating expenses in the fourth quarter were $1 million lower than the third quarter of 1998 and $2 million lower than the second quarter of 1998, reflecting the Company's continuing efforts in the second half of 1998 to reduce costs and carefully focus corporate spending. Recurring operating expenses for the twelve months ended December 31, 1998 decreased from the prior year by $2.8 million to a total of $29.2 million. The decrease from the prior year was due primarily to completion of NeoPath's primary screening clinical studies during 1997 as well as an overall reduction in expense levels during the second half of 1998.

Excluding the write-off of intangible assets, NeoPath's net loss per share for the fourth quarter of 1998 was $0.34 per share compared to a net loss of $0.33 per share in the fourth quarter of 1997. NeoPath's 1998 net loss per share, excluding the write-off, was $1.60, compared to a net loss per share of $1.66 in 1997.

At December 31, 1998, NeoPath reported total cash and short-term investments of $9.0 million. The Company's operating cash usage approximated $10 million in the second half of 1998, of which more than 50 percent was used for AutoPap System production.

Financing Transaction

The Company closed a $14.5 million private equity financing on February 9, 1999, which consisted of a sale of 2.9 million shares of NeoPath common stock to a small number of current NeoPath shareholders. NeoPath will register these newly issued shares on Form S-3.

"Closing this limited equity offering with current shareholders is the first step in our overall financial strategy and reflects the confidence of some of our largest shareholders," said Dr. Nelson. "This equity infusion provides immediate cash to fund operating needs and directly supports our continuing efforts to finalize additional financing in a separate debt facility. We plan to use a debt facility primarily to support AutoPap manufacturing costs for our growing placements of fee-per-use systems. This asset-based debt facility

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will  use the strength of our national usage-based agreement with SmithKline Beecham to secure sufficient financing to sustain an aggressive fee-per-use product strategy in the United States."

NeoPath, Inc., headquartered in Redmond, Washington develops proprietary visual intelligence technology that automates the interpretation of complex medical images to improve the accuracy of medical testing. Approved by the FDA for primary diagnostic Pap smear screening, the AutoPap System consists of high-speed video microscopes, specialized visual intelligence software, and ultra-fast morphology computers.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, without limitation, acceptance of the Company's products, marketing and sales programs in domestic and international markets; receipt of purchase orders under long-term national customer agreements; the Company's limited marketing, sales, customer service and support capabilities; dependence on timely and adequate levels of reimbursement from third-party payers; the status of competing products; product and manufacturing regulatory approvals; the availability of adequate financial resources under acceptable terms; and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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